EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in this Registration Statement of Old Kent Financial Corporation on Form S-4, of our report, dated October 12, 1999, on the consolidated financial statements of Home Bancorp as of September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999, contained in Home Bancorp's Annual Report to Shareholders included as Exhibit 13 to Home Bancorp's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.
/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP

South Bend, Indiana
July 31, 2000